EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NEW WESTERN ENERGY CORPORATION

NEW WESTERN ENERGY MERGER CORP.

AND

LEGEND OIL AND GAS, LTD.

DATED: JANUARY 23, 2014

INDEX OF DEFINED TERMS

DEFINED TERMS	SECTION DEFINED
Action	Section 3.7(a)
Adjustment Event	Section 2.4
affiliate	Section 10.2(a)
Agreement	Preamble
Aggregate Merger Consideration	Section 2.1(e)
Articles of Merger	Section 1.3
Closing Date	Section 1.2
Code	Section 3.9
Company	Preamble
Company Articles of Incorporation	Section 3.2
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Financial Statements	Section 3.4
Company Shareholder Meeting	Section 6.1
Company Stock Certificates	Section 2.3(b)
Dissenting Shares	Section 2.5
Effective Time	Section 1.3
Exchange Act	Section 4.4(c)
Exchange Agent	Section 2.3(a)
NCA	Recitals
GAAP	Section 4.5(b)
Government Entities	Section 3.3(c)
Governmental Entity	Section 3.3(c)
Indemnified Parties	Section 6.4(B)
knowledge	Section 10.2(e)
Letter of Transmittal	Section 2.3(b)
material adverse change	Section 10.2(b)
material adverse effect	Section 10.2(b)
CBCA	Recitals
Merger	Recitals
Merger Consideration	Section 2
Merger Sub	Preamble
NRS	Recitals
Other Company Documents	Section 3.6(c)
Other Parent Documents	Section 4.8(c)
Parent	Preamble
Parent Authorized Preferred Stock	Section 4.3
Parent Preferred Stock	Section 4.3(a)
Parent Disclosure Schedule	Article IV
Parent Employee Stock Options	Section 4.3(b)
Parent’s Articles of Incorporation	Section 4.3(a)
Parent SEC Documents	Section 4.5
Parent Stock Plans	Section 4.3(a)
Permits	Section 3.6(a)
Permitted Liens	Section 3.15(b)
person	Section 10.2(c)
Related Person	Section 3.14
Requisite Regulatory Approvals	Section 7.1(b)
Restraints	Section 7.1(c)

SEC	Section 4.5
Secretary	Section 1.3
Securities Act	Section 2.1(l)
SOXA	Section 4.5(a)
subsidiary	Section 10.2(d)
Surviving Corporation	Section 1.1

AGREEMENT AND PLAN OF MERGER (this "Agreement") made and entered into on this 23 day of January 2014, by and among NEW WESTERN ENERGY CORPORATION., a Nevada corporation (“Parent”), NEW WESTERN ENERGY MERGER CORP., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), and LEGEND OIL and GAS, LTD., a Colorado corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, each of Parent, Merger Sub and the Company desire Parent to consummate a business combination with the Company in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, Company will merge with and into Merger Sub (the “Merger”), each outstanding share of common stock, par value $0.001, of the Company (“Company Common Stock”) will be converted into the right to receive the Merger Consideration (defined below), and Merger Sub will be the surviving corporation in the Merger;

WHEREAS, the Board of Directors of the Company has unanimously determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of the holders of Company Common Stock, that the Merger is fair and advisable, and has approved this Agreement in accordance with the Colorado Business Corporation Act, as amended (the “CBCA”), and has further resolved unanimously to recommend to all holders of Company Common Stock that they authorize, approve and adopt this Agreement and the transactions contemplated hereby; and

WHEREAS, the Board of Directors of Parent has unanimously determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of Parent and the holders of Parent Common Stock and has adopted this Agreement in accordance with the Nevada Corporation Act, as amended (the “NCA”), and Parent, as sole shareholder of Merger Sub, has adopted this Agreement in accordance with the NCA; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1. 1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NCA and CBCA, at the Effective Time, the Company shall be merged with and into the Merger Sub and Merger Sub shall be the surviving corporation in the Merger (the “Surviving Corporation”) and, as such, Merger Sub shall continue its corporate existence as a direct, wholly owned subsidiary of Parent under the laws of the State of Nevada, and the separate corporate existence of the Company thereupon shall cease.

SECTION 1. 2 Closing. Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the Merger contained in Article VII hereof, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., California local time, on a date to be specified by the parties (the “Closing Date”), which date shall not be later than the third business day next following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable law, waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Barnett & Linn located at 23945 Calabasas Road, Suite 115, Calabasas, CA 91302 or at such other location as is agreed to by the parties hereto.

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SECTION 1. 3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the parties shall cause the Merger to be consummated by filing with the Secretaries of State of the States of Nevada and Colorado (the “Secretaries”) articles of merger (the “Articles of Merger”) duly executed and so filed in accordance with the NCA and CBCA and shall make all other filings and recordings required under the NCA and CBCA to effectuate the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Secretaries or at such subsequent date or time as Parent and the Company mutually shall agree and specify in the Articles of Merger (the time the Merger becomes so effective being hereinafter referred to as the “Effective Time”).

SECTION 1. 4 Effects of the Merger. The Merger shall have the effects as set forth in the applicable provisions of the NCA and CBCA.

SECTION 1. 5 Articles of Incorporation and By-laws of the Surviving Corporation. The articles of incorporation of the Merger Sub shall be the articles of incorporation of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law. The by-laws of the Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law.

SECTION 1. 6 Directors and Officers.

(a) At the Effective Time, Messrs. Diamond-Goldberg, Vandeberg and Riad shall terminate any and all employment agreements that they have with the Company and such employment agreements shall have no further force or effect. Within three (3) days after the Effective date the Parent shall enter into employment agreements with Messrs Diamond-Goldberg and Riad upon terms and conditions satisfactory to the parties.

(b) All directors of the Company at the Effective Time, except for Marshall Diamond-Goldberg, shall, resign and from and after the Effective Time, Marshall Diamond-Goldberg shall be and become the only director of the Surviving Corporation until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation and the applicable provisions of the NCA. Except for Marshall Diamond-Goldberg and John Riad, all other officers of the Company shall resign and they shall, from and after the Effective Time, be and become the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the by-laws of the Surviving Corporation. The directors of Parent at and after the Effective Time shall be as set forth in Section 6.7. The officers of the Parent at and after the Effective Time shall be as set forth below:

Name	Office
Javan Khazali	Chief Executive Officer & President
Marshall Diamond-Goldberg	Chief Operating Officer
Haris Baha	Chief Financial Officer/Secretary

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCKOF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2. 1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and automatically without any action on the part of any holder of capital stock of Parent, Merger Sub or the Company, respectively:

(a) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock then issued and held in the Company's treasury and each share of Company Common Stock then owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent, shall be canceled and retired and shall cease to exist.

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(b) Company Common Stock. Each then outstanding share of Company Common Stock, $0.001 par value per share, issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), shall be converted into and become the right to receive collectively Parent Common Stock with all outstanding shares of Company Common Stock, Merger Consideration, defined below. Except as expressly stated in writing elsewhere in this Agreement, the Merger Consideration consists exclusively of shares of Parent Common Stock.

(c) Assumption of Company Stock Options. At the Closing, each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Option”), whether or not vested, shall be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Stock Option immediately prior to the Closing (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of common stock, no par value per share, of Parent (“Parent Common Stock”) in the same ratio as Company Common Stock shall be coverted into Parent Common Stock upon Closing (“Option Exchange Ratio”), rounded up to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Closing by the Option Exchange Ratio, rounded down to the nearest whole cent.

(d) Assumption of Company Common Stock Warrants. At the Closing, each outstanding warrant to purchase shares of Company Common Stock (each, a “Company Common Stock Warrant”) shall be assumed by Parent and will continue to have, and be subject to, the same terms and conditions of such Company Common Stock Warrants immediately prior to the Closing, except that (i) such Company Common Stock Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Common Stock Warrant immediately prior to the Closing multiplied by the Option Exchange Ratio, rounded up to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Common Stock Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Common Stock Warrant was exercisable immediately prior to the Closing by the Option Exchange Ratio, rounded down to the nearest whole cent.

(e) Further Actions Regarding Options and Warrants. Prior to the Closing Date, the Company agrees to take all necessary steps to effectuate the foregoing provisions of Sections 2.1(c) and (d), including obtaining all necessary consents and releases, if any, from the holders of Company Stock Options and Company Common Stock Warrants.

(f) At the Effective Time, the Company Common Stock shall cease to be outstanding and be cancelled and retired.

(g) There are approximately 72,425,866 shares of Parent Common Stock issued and outstanding. At the Closing Date, based on 122,602,418 shares of Legend common stock to be outstanding, the Parent shall deliver one (1) share of Parent Common Stock for every three (3) outstanding shares of Legend common stock, or an aggregate of 40,867,474 shares of Parent Common Stock to the current shareholders of the Company, subject to adjustment as set forth in Sections 2.3(d) and/or2.4, (referred to herein as the “Merger Consideration”).

SECTION 2.2 Fractional Shares. No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates. In the event that a holder of a Company Stock Certificate would be entitled to receive, in the Merger, a fractional share interest in exchange for such Company Stock Certificate, then (i) any such fractional share greater than or equal to one-half of a share (0.5) shall be rounded up to the next whole share number and (ii) any such fractional share less than one-half of a share (0.5) shall be rounded down to the preceding whole share number.

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SECTION 2.3 Exchange of Certificates.

(a) As of the Effective Time, Parent shall deposit with Parent’s transfer agent, Pacific Stock Transfer, shares of Parent Common Stock, or a nationally reputable bank or trust company in the United States as may be designated by Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and for exchange in accordance with this Section 2.3, the Merger Consideration assumable pursuant to Section 2.1.

(b) Exchange Schedule. No later than 3 Business Days prior to the Closing Date, or at such other time as is otherwise agreed in writing by Company and Parent, the Company shall deliver to the Exchange Agent, a schedule in form and substance acceptable to the Exchange Agent (the “Exchange Schedule”), setting forth the name and address of each holder of Company Stock entitled to receive a portion of the Merger Consideration and the Allocation Percentage of such holder. The Exchange Agent shall act as the agent of the Parent for the purpose of exchanging the Merger Consideration for (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Stock (the “Book-Entry Shares”).

(c) Closing Date Merger Consideration. By no later than 1 Business Day prior to the Effective Time, Parent shall deposit with the Exchange Agent sufficient shares of Parent Common Stock to pay the aggregate Closing Date Merger Consideration (the “Payment Fund”). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Stock at the Effective Time pursuant to the Exchange Schedule, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange. Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Closing Date Merger Consideration in respect of the Company Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. The “Closing Date Merger Consideration” shall consist of (as adjusted pursuant to this Article II) 40,867,474 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications, market price changes and the like that occur following the date of this Agreement, and further subject to Section 2.3(d) of fully paid and nonassessable shares of Common Stock, par value $.0001 per share, of Parent (the “Parent Common Stock”). The shares represented by the Company Stock Certificate so surrendered shall forthwith be cancelled. Without limiting the generality of the foregoing (and notwithstanding any other provisions of this Agreement), no interest shall be paid or accrued in respect of any of the Merger Consideration. The Letter of Transmittal shall provide (i) procedures for holders whose Company Stock Certificates are lost, stolen or destroyed to receive the Merger Consideration and (ii) procedures for the transfer of ownership of shares of the Company Common Stock that is not registered on the stock transfer books and records of the Company. Until surrendered in accordance with this Section 2.3 and as specified in the Letter of Transmittal, each Company Stock Certificate shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as provided in this Article II.

(d) Adjustment of Closing Date Merger Consideration; Closing Company Common Stock Adjustment. In addition to any adjustment set forth in Section 2.4 below, the number of shares of Parent Common Stock issued as Closing Date Merger Consideration shall be increased by the number of Company Common Shares increased pursuant to the conversion of the Company’s outstanding debt into shares of Company Common Stock multiplied by $0.09 per share.

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(e) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time in respect of shares of Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder shall surrender such Company Stock Certificate as provided in this Section 2.3. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the holder of the certificates representing shares of Parent Common Stock issued in exchange therefore, in each case without any interest thereon, (i) at the time of such surrender, the amount of dividends or other distributions, if any, having a record date after the Effective Time theretofore payable with respect to such shares of Parent Common Stock and not paid, less the amount of all required withholding Taxes in respect thereof, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions having a record date after the Effective Time but prior to the date of such surrender and having a payment date subsequent to the date of such surrender and payable with respect to such shares of Parent Common Stock, less the amount of all required withholding Taxes in respect thereof.

(f) All shares of Parent Common Stock issued upon surrender of Company Stock Certificates in accordance with this Article II and as specified in the Letter of Transmittal shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby and, as of the Effective Time, the stock transfer books and records of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books and records of the Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are properly presented to the Surviving Corporation for any reason (but otherwise in accordance with this Article II and as specified in the Letter of Transmittal), they shall be cancelled and exchanged as provided in this Section 2.3.

(g) At any time following the twelve-month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not theretofore distributed to former holders of shares of Company Common Stock (including any interest, if any, received with respect thereto and other income resulting from investments thereof by the Exchange Agent, as directed by Parent), and such former holders shall be entitled to look only to the Parent (subject to abandoned property, escheat and other similar laws) with respect to the Merger Consideration and dividends or other distributions with respect to Parent Common Stock, if any, payable upon due surrender of their Company Stock Certificates, in all cases without any interest thereon and less all required withholding Taxes. Notwithstanding the foregoing, neither the Parent nor the Exchange Agent shall be liable to any holder of a Company Stock Certificate for Merger Consideration (or dividends or distributions in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 2.4 Certain Adjustments. If after the date hereof and prior to the Effective Time and to the extent permitted by this Agreement, the outstanding shares of Parent Common Stock and/or Company Common Stock shall be changed into a different number, class or series of shares by reason of any reclassification, recapitalization or combination, forward stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, an “Adjustment Event”), the Merger Consideration shall be adjusted correspondingly to provide to the holders of Company Common Stock the right to receive the same economic effect as contemplated by this Agreement immediately prior to such Adjustment Event and Parent’s payment obligations likewise shall be correspondingly adjusted such that it shall be required to pay and deliver not more than the aggregate Merger Consideration contemplated by this Agreement.

SECTION 2.5 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are outstanding as of the Effective Time and that are held by a shareholder who has properly exercised his dissenters rights under the CBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration; provided, however, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such shareholder’s right to dissent from the Merger under the CBCA and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the CBCA, each share of such holder’s Company Common Stock, as the case may be, thereupon shall be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration in accordance with Section 2.1. The Company shall give Parent prompt written notice of: (i) all demands for appraisal or payment for shares of Company Common Stock received by the Company prior to the Effective Time in accordance with the CBCA; and (ii) any settlement or offers to settle any such demands.

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SECTION 2.6 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368 of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) and making specific reference to the particular subsection(s) of this Agreement to which exception is being taken, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3. 1 Organization, Standing and Corporate Power. The Company is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. The Company is duly qualified or licensed to conduct business and is in good standing in each jurisdiction required, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

(a) Subsidiaries. Set forth in Schedule 3.1(a) hereto is a true and complete list of all Subsidiaries of the Company, stating, with respect to each Subsidiary, its jurisdiction of incorporation or organization, date of incorporation or organization, capitalization and equity ownership. Each Subsidiary is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as they are now being conducted, and each Subsidiary is qualified to do business as a foreign corporation in any other jurisdiction in which is so required to be qualified. All of the outstanding shares of capital stock or equity interests of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable, have not been issued in violation of any preemptive or other right of stockholders (or any other Person) or of any Legal Requirements, and are owned beneficially and of record by the Company as specified on Schedule 3.1(a), free and clear of any Lien. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(b) Except as described in Schedule 3.1 hereto, neither the Company nor any Subsidiary owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person (other than the Company or the Subsidiaries) or has any agreement or commitment to purchase any such interest, and the Company and its Subsidiaries have not agreed and are not obligated to make nor are bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or any date hereafter, under which any of them may be obligated to make any future investment in or capital contribution to any other entity.

(c) For purposes of this Agreement, (i) the term “Subsidiary” shall mean any Person in which the Company or any Subsidiary directly or indirectly, owns beneficially securities or interests representing more than 50% of (x) the aggregate equity or profit interests, or (y) the combined voting power of voting interests ordinarily entitled to vote for management or otherwise, and (ii) the term “Person” shall mean and include an individual, a corporation, a partnership (general or limited), a joint venture, an association, a limited liability company, a trust or any other organization or entity, including a government or political subdivision or an agency or instrumentality thereof.

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SECTION 3. 2 Capital Structure. The authorized capital stock of the Company is as set forth in the Company Disclosure Schedule. Such Company Disclosure Schedule sets forth, as of the date hereof, the number of shares of each class or type issued, the number held in treasury, the number reserved for issuance and the reason the same are reserved for issuance. Except as set forth in this Section, there are no outstanding (i) shares of capital stock or other securities (voting or otherwise) of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or securities (voting or otherwise) of the Company, or (iii) options, warrants or other rights to acquire from the Company, directly or indirectly, or obligations of the Company to issue, any capital stock or securities (voting or otherwise), or any other securities convertible into or exchangeable for capital stock or securities of the Company. All shares of capital stock of the Company outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, the Company’s Articles of Incorporation, as amended (the “Company’s Articles of Incorporation”) or any agreement to which the Company is a party or by which the Company may be bound.

SECTION 3. 3 Authority; Noncontravention.

(a) The Company has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for any required approval by the Company’s shareholders in connection with the consummation of the Merger, all corporate acts and proceedings required to be taken by or on the part of the Company to authorize the Company to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken. This Agreement constitutes a valid and binding agreement of the Company, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not conflict with or result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under (i) any provision of the Company’s Articles of Incorporation, (ii) any loan or credit agreement, note, mortgage, indenture, lease or other material contract or agreement of the Company or (iii) instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, except for those which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

(c) The execution and delivery of this Agreement by the Company does not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (ii) the filing of articles of merger with the Colorado and Nevada Secretaries of State and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Parent, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

(d) The execution and delivery of this Agreement and the consummation of the Merger will not result in the creation of any Lien upon any asset of the Company.

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SECTION 3. 4 Financial Statements; Undisclosed Liabilities.

(a) The Company shall furnish to Parent true, correct and complete copies of its audited balance sheet, statement of operations, statement of members’ equity and statement of cash flows for its last two fiscal years, and a review of financial statements for any subsequent interim periods, as soon as is practicable after execution hereon (the “Company Financial Statements”). The Company Financial Statements shall be prepared by the Company’s accountants in accordance with U.S. GAAP.

(b) The Company has no material liabilities and, to the best of the Company’s knowledge, knows of no material contingent liabilities other than: (i) liabilities set forth on the Company Financial Statements; and (ii) liabilities and obligations that have arisen in the ordinary course of business, none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement claim or lawsuit and none of which, either individually or in the aggregate, is likely to have a material adverse effect on the Company.

SECTION 3. 5 Company Contracts.

(a) Except as set forth in the Company Disclosure Schedule and except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

(b) Except as set forth in the Company Disclosure Schedule, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $10,000, or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company, or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company’s products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(c) Except as set forth in the Company Disclosure Schedule, since December 31, 2013, the Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Articles of Incorporation or Bylaws, that would have a material adverse effect on the Company.

(f) The Company has not engaged in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

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SECTION 3. 6 Permits; Compliance with Applicable Laws.

(a) The Company owns and/or possess all permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of the Company (the “Permits”) as presently conducted, except for those the failure to own or possess would not reasonably be expected to have a material adverse effect on the Company. The Company is in compliance with the terms of its Permits and all the Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of the Company, threatened, except where the failure to be in full force and effect individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

(b) The Company is in compliance in all respects with all applicable statutes, laws, regulations, ordinances, Permits, rules, writs, judgments, orders, decrees and arbitration awards of each Governmental Entity applicable to the Company, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

(c) Except for filings with respect to Taxes, the Company has filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with each Governmental Entity (the “Other Company Documents”), and have paid all fees and assessments, if any, due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a material adverse effect on the Company.

SECTION 3. 7 Absence of Litigation.

(a) As used in this Agreement with respect to any person, an “Action” is any litigation, action, suit, case, proceeding, administrative charge or citation, investigation or arbitration against, relating to, or affecting such person or any of its subsidiaries or any of their respective assets or properties. The Company Disclosure Schedule contains a true and current summary description of each pending and, to the Company’s knowledge, threatened Action with respect to the Company.

(b) Except as disclosed in the Company Disclosure Schedule, there is no Action relating to the Company by or before any Governmental Entity or otherwise pending or, to the best of the Company’s knowledge, threatened, which could reasonably be expected to have a material adverse effect on the Company.

(c) Except as disclosed in the Company Disclosure Schedule, there is no Action relating to the Company by or before any Governmental Entity or otherwise pending or, to the best of the Company’s knowledge, threatened, which could reasonably be expected to delay, prohibit, make illegal, or have a material adverse effect on the consummation of this Agreement or the transactions contemplated hereby, or the benefits to the parties hereto intended hereby and thereby.

(d) Prior to the execution of this Agreement, the Company has delivered to Parent all responses of counsel for the Company to auditors’ requests for information delivered in connection with the Company Financial Statements (together with any updates provided by such counsel) regarding Actions pending or threatened against, relating to or affecting the Company.

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SECTION 3. 8 Tax Matters. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it, in good faith, that are listed in the Company Disclosure Schedule. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material adverse effect on the Company. The Company has never been advised of any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

SECTION 3. 9 Employee Benefit Plans. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

SECTION 3. 10 Labor Matters. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the best of the Company’s knowledge, threatened, that could have a material adverse effect on the Company or is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. To the best of its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

SECTION 3. 11 Environmental Matters. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

SECTION 3. 12 Intellectual Property. The Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes reasonably necessary for its business as now conducted without any conflict with or infringement of the rights of others. The Company Disclosure Schedule contains a complete list of all of the Company’s patents, trademarks, service marks, trade names, copyrights and all applications for any of the foregoing, including, to the Company’s knowledge, without having conducted any lien searches or similar type of search, any security interest, lien, encumbrance or charge of any kind granted thereon. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any written or oral communications alleging that the Company has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

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The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as currently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as currently conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

SECTION 3. 13 Insurance Matters. The Company has obtained, or will obtain promptly following Closing, fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

SECTION 3. 14 Transactions with Affiliates. Except as disclosed in the Company Disclosure Schedule, there are (i) no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor of or debtor to, any officer, director, or shareholder of the Company, or any affiliate or associate of any of them (any such person, a “Related Person”), other than as part of the normal and customary terms of such persons’ employment or service as an officer, director or employee of the Company; (ii) no Related Person provides or causes to be provided any assets, services or facilities to the Company; (iii) the Company does not provide nor causes to be provided any assets, services or facilities to any Related Person; and (iv)  the Company does not beneficially owns, directly or indirectly, any assets or property of any Related Person. Except as disclosed in the Company Disclosure Schedule, each of the liabilities and transactions listed in the Company Disclosure Schedule was incurred or engaged in, as the case may be, on an arm’s-length basis.

SECTION 3. 15 Real Property.

(a) The Company has valid leaseholds in all real estate leased by it, other than Permitted Liens. The Company does not own any real property. The Company Disclosure Schedule sets forth a complete list of all real property leased, subleased, or otherwise occupied or used by the Company as lessee.

(b) As used in this Agreement, “Permitted Liens” shall mean: (i) liens for taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate provisions on the books and records of the Company or Parent, as the case may be, in accordance with GAAP, (ii) with respect to real property, any Lien, encumbrance or other title defect which is not in a liquidated amount (whether material or immaterial) and which does not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used) and (iii) inchoate material men’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings. As used with respect to real property, the term “Permitted Liens” shall also include any Lien reflected (A) on the Company’s or Parent’s and its subsidiaries’, as the case may be, title reports and (B) in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, provided, that none of the same shall materially interfere with the use of such real property by the Company or Parent or any of its subsidiaries, as the case may be, as the same is currently used or planned to be used, and that none of the same materially detracts from the economic value of such real property.

SECTION 3. 16 Board Approval. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, or by unanimous written consent, the Board of Directors of the Company, after full and deliberate consideration, has (i) duly approved this Agreement and resolved that the Merger and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s shareholders, (ii) resolved to unanimously recommend that the Company’s shareholders approve the Merger and the transactions contemplated hereby and (iii) directed that the Merger be submitted for consideration by the holders of Company Common Stock.

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SECTION 3. 17 Books and Records. The minute books of the Company provided to Parent contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

SECTION 3. 18 Brokers. Except for an agreement with Northpoint Energy Partners, LLC the Company has no liability or obligation to pay any fees or commissions to any other broker, finder or agent with respect to the transactions contemplated by this Agreement.

SECTION 3. 19 Accuracy of Information. To the reasonable knowledge of the Company, neither this Agreement, the Company Disclosure Schedule nor any other document, schedule, exhibit, certificate or instrument provided by the Company or any of their respective employees or agents to Parent in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) and making specific reference to the particular subsection(s) of this Agreement to which exception is being taken, Parent hereby represents and warrants to the Company as follows:

SECTION 4. 1 Organization, Standing and Corporate Power.

(a) Each of Parent, its subsidiaries and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. Each of Parent, its subsidiaries and Merger Sub are duly qualified or licensed to conduct business and is in good standing in each jurisdiction required, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on Parent.

(b) Parent has delivered or made available to the Company prior to the execution of this Agreement complete and correct copies of the articles of incorporation and by-laws or other organizational documents of Parent, its subsidiaries and Merger Sub, as in effect at the date of this Agreement, and which shall be in effect as of the Closing Date.

SECTION 4. 2 Subsidiaries.

(a) The Parent Disclosure Schedule lists the names and jurisdiction of incorporation or organization of all the subsidiaries of Parent, whether consolidated or unconsolidated. The outstanding securities of the subsidiaries of Parent are set forth in the Parent Disclosure Schedule and all outstanding shares of capital stock of, or other equity interests in, each such subsidiary: (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned directly or indirectly by Parent, free and clear of all Liens. Except as set forth above or in the Parent Disclosure Schedule, Parent does not own, directly or indirectly, any capital stock of or other equity or voting interests in any person.

(b) Merger Sub is a newly formed corporation with no material assets or liabilities, except for liabilities arising under this Agreement. Merger Sub will not conduct any business or activities other than the issuance of its capital stock to Parent prior to the Merger.

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SECTION 4. 3 Capital Structure.

(a) The authorized capital stock of the Parent is as set forth in the Parent Disclosure Schedule. Such Parent Disclosure Schedule sets forth, as of the date hereof, the number of shares of each class or type issued, the number held in treasury, the number reserved for issuance and the reason the same are reserved for issuance. Except as set forth in this Section, there are no outstanding (i) shares of capital stock or other securities (voting or otherwise) of the Parent, (ii) securities of the Parent convertible into or exchangeable for shares of capital stock or securities (voting or otherwise) of the Parent, or (iii) options, warrants or other rights to acquire from the Parent any, directly or indirectly, or obligations of the Parent to issue, any capital stock or securities (voting or otherwise), or any other securities convertible into or exchangeable for capital stock or securities of the Parent. All shares of capital stock of the Parent outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, the Parent’s Articles of Incorporation, as amended (the “Parent’s Articles of Incorporation”) or any agreement to which the Parent is a party or by which the Parent may be bound.

(b) Parent has a sufficient number of duly authorized but unissued shares of Parent Common Stock to issue the maximum number of such shares contemplated by Article II of this Agreement as the Merger Consideration.

SECTION 4. 4 Authority; Noncontravention.

(a) Parent and Merger Sub have the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for any required approval by Parent’s shareholders in connection with the consummation of the Merger, all corporate acts and proceedings required to be taken by or on the part of Parent and Merger Sub to authorize Parent and Merger Sub, as the case may be, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken. This Agreement constitutes a valid and binding agreement of Parent and Merger Sub, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not conflict with or result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under (i) any provision of Parent’s or Merger Sub’s articles of incorporation, (ii) any loan or credit agreement, note, mortgage, indenture, lease or other Parent Contract or (iii) instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their properties or assets.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Entity other than (i) the filing of a articles of merger in accordance with the Secretaries of State of Nevada and Colorado, (ii) compliance with any applicable requirement of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (vi) compliance with the Securities Act; and (vii) compliance with any state securities or blue sky laws.

(d) The execution and delivery of this Agreement and the consummation of the Merger will not result in the creation of any Lien upon any asset of Parent.

(e) Except as set forth in the Parent Disclosure Schedule, no consent, approval, waiver or other action by any person (other than the governmental authorities referred to in (b) above) under any indenture, lease, instrument or other material contract, agreement or document to which Parent is a party or by which Parent is bound is required or necessary for, or made necessary by reason of, the execution, delivery and performance of this Agreement by Parent or the consummation of the Merger.

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SECTION 4. 5 Parent Documents.

(a) As of their respective filing dates, (i) Parent’s Annual Report on Form 10-K for its fiscal year ended December 31, 2012, and all reports, schedules, forms, information statements and other documents (including exhibits) filed by Parent with the Securities and Exchange Commission (“SEC”) subsequent to such fiscal year end (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (“SOXA”), the “Parent SEC Documents”) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC there under applicable to such Parent SEC Documents, except as amended or supplemented by a subsequently filed Parent SEC Document, and (ii) no Parent SEC Documents, as of their respective dates, contained (except for such matters as were amended or supplemented by a subsequently filed Parent SEC Document, if any), and no Parent SEC Document filed subsequent to the date hereof through the Closing Date will contain as of their respective dates, any untrue statement of a material fact or omitted, and no Parent SEC Document filed subsequent to the date hereof and through the Closing Date will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein (in the case of registration statements of Parent under the Securities Act, in light of the circumstances under which they were made) not misleading (excluding information furnished by Company or shareholders of Company for inclusion therein, as to which no representation or warranty is given by Parent).

(b) The financial statements of Parent included in the Parent SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC (except as subsequently amended or supplemented by a subsequent Parent SEC Document, if at all), in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Quarterly Report on Form l0-Q of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of Parent and its subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Parent SEC Documents to be filed subsequently to the date hereof are not reasonably expected to be, material in amount or effect). Except for liabilities (i) set forth in the Parent Disclosure Schedule, (ii) reflected in Parent’s audited financial statements as at, and for the period ending, December 31, 2012, including, without limitation, any liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), (iii) incurred in the ordinary course of business since December 31, 2012 consistent with Parent’s past practices, or (iv) in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby, Parent has no material liabilities or obligations, whether absolute, accrued, contingent or otherwise.

(c) Each of Parent, its directors and its senior financial officers has consulted to the extent necessary with Parent's independent auditors and with Parent's outside counsel with respect to, and (to the extent applicable to Parent) is familiar in all material respects with all of the requirements of, SOXA. Parent hereby reaffirms, represents and warrants to the Company the matters and statements made in the certifications filed with the SEC pursuant to Sections 302 and 906 of SOXA as if such certifications were made as of the Closing Date.

SECTION 4. 6 OTC Bulletin Board Listing. Parent has made all filings required and taken all actions necessary to maintain its listing on the OTCQB.

SECTION 4. 7 Parent Contracts.

(a) Except as set forth in the Parent Disclosure Schedule and except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between Parent and any of its officers, directors, affiliates or any affiliate thereof.

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(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Parent is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to Parent in excess of, $10,000, or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from Parent, or (iii) provisions restricting or affecting the development, manufacture or distribution of Parent’s products or services, or (iv) indemnification by Parent with respect to infringements of proprietary rights.

(c) Parent has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Parent has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) Parent is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Articles of Incorporation or By-laws, that would have a material adverse effect on Parent.

(f) Parent has not engaged in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of Parent with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of Parent or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Parent would be disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of Parent.

SECTION 4. 8 Permits; Compliance with Applicable Laws.

(a) Parent and its subsidiaries own and/or possess all Permits which are required for the operation of the respective businesses of Parent and its subsidiaries as presently conducted, except for those the failure to own or possess would not reasonably be expected to have a material adverse effect on Parent. Each of Parent and its subsidiaries is in compliance with the terms of its Permits and all the Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of Parent, threatened, except where the failure to be in full force and effect individually or in the aggregate would not reasonably be expected to have a material adverse effect on Parent.

(b) Each of Parent and its subsidiaries is in compliance with all applicable statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to Parent or its subsidiaries except where the failure to be in compliance individually or in the aggregate would not have a material adverse effect on the Parent.

(c) Except for filings with the SEC and filings with respect to Taxes, Parent and each of its subsidiaries have filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with each Governmental Entity (the "Other Parent Documents"), and have paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a material adverse effect on the Parent.

SECTION 4. 9 Absence of Litigation.

(a) The Parent Disclosure Schedule contains a true and current summary description of each pending and, to Parent’s knowledge, threatened Action with respect to Parent or any of its subsidiaries.

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(b) Except as disclosed in the Parent Disclosure Schedule, there is no Action relating to Parent or any of its subsidiaries by or before any Governmental Entity or otherwise pending or, to the best of Parent’s knowledge, threatened, which could reasonably be expected to have a material adverse effect on Parent.

(c) Except as disclosed in the Parent Disclosure Schedule, there is no Action relating to Parent or any of its subsidiaries by or before any Governmental Entity or otherwise pending or, to the best of Parent’s knowledge, threatened, which could reasonably be expected to delay, prohibit, make illegal, or have a material adverse effect on the consummation of this Agreement or the transactions contemplated hereby, or the benefits to the parties hereto intended hereby and thereby.

(d) Prior to the execution of this Agreement, Parent has delivered to the Company all responses of counsel for Parent and its subsidiaries to auditors’ requests for information delivered in connection with Parent’s audited financial statements for the period ended December 31, 2012 (together with any updates provided by such counsel) regarding Actions pending or threatened against, relating to or affecting the Company or any of its subsidiaries

SECTION 4. 10 Tax Matters. Parent and its subsidiaries have filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. Parent and its subsidiaries have paid all taxes and other assessments due, except those contested by it, in good faith, that are listed in the Parent Disclosure Schedule. The provision for taxes of Parent and its subsidiaries as shown in the Parent’s financial statements is adequate for taxes due or accrued as of the date thereof. Parent has not elected pursuant to the Code to be treated as a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material adverse effect on Parent. Parent has never been advised of any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Parent’s or its subsidiaries’ federal income tax returns and none of their respective state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Parent financial statements, Parent has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. Parent has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

SECTION 4. 11 Employee Benefit Plans. Except as set forth in the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

SECTION 4. 12 Labor Matters. Neither Parent nor any of its subsidiaries are bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of Parent’s knowledge, has sought to represent any of the employees, representatives or agents of Parent. There is no strike or other labor dispute involving Parent pending, or to the best of Parent’s knowledge, threatened, that could have a material adverse effect on Parent or is Parent aware of any labor organization activity involving its employees. Parent is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with Parent, nor does Parent have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of Parent is terminable at the will of Parent. To the best of its knowledge, Parent has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

SECTION 4.13 Environmental Matters. Neither Parent nor any of its subsidiaries are in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

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SECTION 4.14 Intellectual Property. Parent and its subsidiaries have sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes reasonably necessary for its business as now conducted without any conflict with or infringement of the rights of others. The Parent Disclosure Schedule contains a complete list of all of Parent’s and its subsidiaries’ patents, trademarks, service marks, trade names, copyrights and all applications for any of the foregoing, including, to Parent’s knowledge, without having conducted any lien searches or similar type of search, any security interest, lien, encumbrance or charge of any kind granted thereon. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Parent bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Parent has not received any written or oral communications alleging that Parent has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Parent is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Parent or that would conflict with Parent’s business as currently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Parent’s business by the employees of Parent, nor the conduct of Parent’s business as currently conducted, will, to Parent’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Parent does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Parent.

SECTION 4.15 Insurance Matters. No later than the Effective Time, Parent and its subsidiaries will have all material primary insurance with financially sound and nationally recognized insurance carriers providing insurance coverage, including, but not limited to, directors and officers liability insurance, that is customary in amount and scope for other companies in the industry in which Parent and its subsidiaries operate. As of the Effective Time, all such insurance policies will be in full force and effect and all premiums due and payable thereon will be paid. The insurance coverage provided by such policies will not terminate or lapse by reason of the transactions contemplated by this Agreement. As of the Effective Time, neither Parent nor any subsidiary will have received notice that any insurer under any policy of Parent is denying liability with respect to a claim there under or defending under a reservation of rights clause.

SECTION 4.16 Transactions with Affiliates. There are (i)  no outstanding amounts payable to or receivable from, or advances by Parent or any of its subsidiaries to, and neither Parent nor any of its subsidiaries is otherwise a creditor of or debtor to, any officer, director, or shareholder of Parent or any Related Person, other than as part of the normal and customary terms of such persons’ employment or service as an officer, director or employee of Parent or any of its subsidiaries; (ii) no Related Person provides or causes to be provided any assets, services or facilities to Parent or any subsidiary; (iii) neither Parent nor any subsidiary provides or causes to be provided any assets, services or facilities to any Related Person; and (iv) neither Parent nor any subsidiary beneficially owns, directly or indirectly, any assets or property of any Related Person, which, in the case of clauses (i) – (iv) above, if required to be disclosed in Parent’s Form 10-K, is not so disclosed. Each of the liabilities and transactions identified on Parent’s Form 10-K or in the Parent Disclosure Schedule, if such action occurred after December 31, 2012, was incurred or engaged in, as the case may be, on an arm’s-length basis.

SECTION 4.17 Real Property. Each of Parent and its subsidiaries has valid leaseholds in all real estate leased by it, other than Permitted Liens. Neither Parent nor any of its subsidiaries owns any real property. The Parent Disclosure Schedule sets forth a complete list of all real property leased, subleased, or otherwise occupied or used by Parent and its subsidiaries as lessee.

SECTION 4.18 Board Approval. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, the Board of Directors of Parent, after full and deliberate consideration, unanimously has duly adopted this Agreement and resolved that the Merger and the transactions contemplated hereby are in the best interests of Parent’s shareholders. The Board of Directors of Merger Sub unanimously has duly approved this Agreement and has determined that the Merger is advisable.

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SECTION 4.19 Books and Records. Each of Parent and its subsidiaries maintains and has maintained accurate books and records in accordance with GAAP reflecting its assets and liabilities and accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

SECTION 4.20 Brokers. Neither Parent nor any of its subsidiaries have a liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

SECTION 4.21 Accuracy of Information. To the reasonable knowledge of Parent, neither this Agreement, the Parent Disclosure Schedule nor any other document, schedule, exhibit, certificate or instrument provided by the Parent, any of the Parent’s subsidiaries, Merger Sub or any of their respective employees or agents to the Company in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5. 1 Conduct of Business by the Company. Except as required by applicable law or regulation and except as otherwise contemplated by this Agreement, until the earlier of the termination of this Agreement or the Effective Time, the Company shall, and cause its subsidiaries to, conduct their respective businesses in the ordinary course and consistent with past practices. Except as required by applicable law or regulation and except as otherwise contemplated by this Agreement or except as previously consented to by Parent, in writing, after the date hereof the Company shall not, and shall not permit any of its subsidiaries to:

(a) amend or otherwise change its articles of incorporation or by-laws;

(b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of its capital stock of any class, or options, warrants, convertible securities or other rights of any kind to acquire shares of such capital stock, or any other ownership interest, thereof, other than (x) any issuance pursuant to any outstanding security or agreement of Company disclosed in accordance with this Agreement, or (y) any issuance or sale pursuant to any plan for or agreement with any officer, director or employee of Company, or (ii) any of its assets, tangible or intangible;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock;

(d) (i) reclassify, combine, split, or subdivide, directly or indirectly, any of its capital stock, or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except from any officer, director or employee upon termination of such officer, director or employee in accordance with any agreements to do the same which are expressly disclosed pursuant to this Agreement;

(e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or (iii) enter into any contract or agreement which would require disclosure on the Company Disclosure Schedule pursuant to Section 3.5;

(f) make any capital expenditure or enter into any contract or commitment therefore in excess of $100,000;

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(g) amend, terminate or extend any contract or agreement listed pursuant to Section 3.5 on the Company Disclosure Schedule;

(h) delay or accelerate payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(i) take any action, or permit any event or condition to occur or exist, which would cause any representation or warranty of the Company to be untrue; or

(j) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty contained in Article III untrue or incorrect.

SECTION 5. 2 Advice of Changes. Each of the Company, as one party, and Parent and Merger Sub, together as the second party, shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (iii) any suspension, termination, limitation, modification, change or other alteration of any agreement, arrangement, business or other relationship with any of the Company’s customers, suppliers or sales or design personnel; and (iv) any change or event having, or which, insofar as reasonably can be foreseen, could have a material adverse effect on such party or on the accuracy and completeness of its representations and warranties or the ability of such party to satisfy the conditions set forth in Article VII; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 5.2 shall not constitute a failure to be satisfied of any condition set forth in Article VII unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure of a condition set forth in Article VII to be satisfied.

SECTION 5.3 Conduct of Business by Parent. Except as required by applicable law or regulation and except as otherwise contemplated by this Agreement, until the earlier of the termination of this Agreement or the Effective Time, Parent shall, and cause its subsidiaries to conduct their respective businesses in the ordinary course and consistent with past practices. Except as required by applicable law or regulation and except as otherwise contemplated by this Agreement or except as previously consented to by the Company, in writing, after the date hereof Parent shall not, and shall not permit any of its subsidiaries to:

(a) amend or otherwise change its articles of incorporation or by-laws, other than to increase the number of authorized shares of Parent Common Stock or Parent Preferred Stock, or to otherwise implement the terms and conditions of this Agreement, or as permitted by this Agreement;

(b) issue, sell, pledge, dispose of, encumber or authorize the issuance, sale, pledge disposition, grant or encumbrance of any shares of its capital stock of any class, or options, warrants, convertible securities or other rights of any kind to acquire shares of such capital stock, or any other ownership interest thereof;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock;

(d) (i) reclassify, combine, split, or subdivide, directly or indirectly, any of its capital stock, or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except from any officer, director or employee upon termination of such officer, director or employee;

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(e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other person, (ii) incur any indebtedness for borrowed money other than pursuant to agreements disclosed in the Parent Disclosure Schedule, or issue any debt securities other than pursuant to agreements disclosed in the Parent Disclosure Schedule or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances other than pursuant to leasing oil and gas properties or oil and gas development agreements entered into in the ordinary course of Parent’s business, consistent with past practice, or (iii) enter into any new contract or agreement which would require on the Parent Disclosure Schedule pursuant to Section 4.7 and not otherwise permitted pursuant to this Agreement;

(f) make any capital expenditure or enter into any contract or commitment therefore;

(g) amend, terminate or extend any contract or agreement listed on the Parent Disclosure Schedule pursuant to Section 4.7;

(h) delay or accelerate payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(i) take any action, or permit any event or condition to occur or exist, which would cause any representation or warranty of Parent to be untrue; or

(j) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty contained in Article IV untrue or incorrect.

SECTION 5.4 Transition. To the extent permitted by applicable law, Parent and the Company shall, and shall cause their respective subsidiaries, affiliates, officers and employees to, use their commercially reasonable efforts to facilitate the integration of the Company with the businesses of Parent and its subsidiaries to be effective as of the Closing Date.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6. 1 Filings; Other Actions.

(a) Each of Company, Parent and Merger Sub shall use reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act, any other federal securities Laws, any applicable state securities or “blue sky” Laws and any stock exchange requirements in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, as promptly as practicable after the date of this Agreement, the parties hereto shall prepare and cause to be filed with the SEC the Proxy Statement and the Form S-4 Registration Statement, in which the Proxy Statement will be included as a prospectus; provided , however , that prior to the filing of the Proxy Statement and the Form S-4 Registration Statement, Parent shall consult with Company with respect to such filings and shall afford Company and its Representatives reasonable opportunity to comment thereon. The parties hereto shall use reasonable best efforts to cause the Proxy Statement to be mailed to Parent’s stockholders, if required, and Company’s stockholders, all as promptly as reasonably practicable after the date on which the Form S-4 Registration Statement is declared effective under the Securities Act (the “ S-4 Effective Date ”).

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Company shall provide Parent with any information for inclusion in the Proxy Statement and the Form S-4 Registration Statement that may be required under applicable Law or that is reasonably requested by Parent. Parent shall notify Company of the receipt of comments from the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement, the Form S-4 Registration Statement or for additional information, and will promptly supply to Company copies of all correspondence between Parent or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 Registration Statement or the Merger. Each of Company, Parent and Merger Sub shall use reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement, the Form S-4 Registration Statement and any other required filings as promptly as practicable after receipt thereof. Each of Company, Parent and Merger Sub agree to correct any information provided by it for use in the Proxy Statement or the Form S-4 Registration Statement, which shall have become false or misleading in any material respect. Company will promptly notify the Parent if at any time prior to the Parent Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Form S-4 Registration Statement. In such case, the parties will cooperate to promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to Parent’s and Company’s stockholders to the extent required by applicable Law; provided , however , that prior to such filing, each party shall consult with each other party with respect to such amendment or supplement and shall afford each such party and its Representatives reasonable opportunity to comment thereon. Notwithstanding the forgoing, no party shall have any obligation to notify the other parties of any matters to the extent that its board of directors or any committee thereof determines in good faith, after consultation with its outside legal counsel, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to its stockholders under applicable Law.

(b) Subject to the other provisions of this Agreement, not sooner than a reasonable period after the S-4 Effective Date, but prior to the Parent Shareholder Meeting, promptly after the S-4 Effective Date, Company shall take all action necessary in accordance with the CBCA and the Company’s Articles of Incorporation and Bylaws to solicit approval by written consent from Company’s stockholders for the purpose of obtaining the Company Stockholder Approval (the “ Company Stockholder Written Consent ”).

(c) Subject to the other provisions of this Agreement, not sooner than a reasonable period after the S-4 Effective Date, Parent shall take all action necessary in accordance with the NRS and the Parent’s Articles of Incorporation and Bylaws to solicit approval by written consent from Parent’s stockholders for the purpose of obtaining the Parent Stockholder Approval (the “Parent Stockholder Written Consent”). Parent shall, in its capacity as the sole stockholder of Merger Sub, approve this Agreement and the consummation of the transactions contemplated hereby.

SECTION 6. 2 Access to Information; Confidentiality.

(a) Each party shall, and shall cause its subsidiaries to, afford to the other party and to the officers, current employees, accountants, counsel, financial advisors, agents, lenders and other representatives of such party and its subsidiaries, reasonable access during normal business hours during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, each party shall, and shall cause each of its subsidiaries to, furnish promptly to the other party (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.

(b) Each of the parties hereto will hold, and will use its best efforts to cause its officers, employees, accountants, counsel and representatives (collectively its “Representatives”) to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable laws of Governmental Entities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental Entities), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party furnished to it by such other party or its

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Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) known by a party or its Representatives prior to disclosure by the other party hereto, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of a party and its Representatives or (z) later acquired by a party or its Representatives from another source if such party or such Representative is not aware that such source is under an obligation to the other party to keep such documents and information confidential. Notwithstanding any provision of this Agreement to the contrary, in the event that the receiving party is required under applicable law or regulation or stock exchange rules, or in a judicial, administrative or governmental proceeding to disclose any such documents or information, the receiving party will, unless prohibited by law, provide the disclosing party with prompt written notice of such requirement and all related proceedings so that the disclosing party may seek an appropriate protective order or waive its compliance with the confidentiality provisions of this Agreement. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of a party, the other party will, and will cause its Representatives to, promptly (and in no event later than five (5) business days after such request) redeliver or cause to be redelivered all documents and information furnished by the requesting party or its Representatives, including all copies thereof, in whatever media in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the delivering party or its Representatives. Upon the written request of the disclosing party, the receiving party’s authorized representative shall provide a written certification that it has complied with the provisions of the preceding sentence. The return of any such documents and information will not relieve the receiving party of its obligation to maintain the confidentiality of such documents and information.

SECTION 6. 3 Commercially Reasonable Efforts. Except where otherwise provided in this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger as soon as practicable after the satisfaction of the conditions set forth in Article VII hereof, provided that the foregoing shall not require the Company, Parent or Merger Sub to take any action or agree to any condition that might, in the reasonable judgment of the Company or Parent, as the case may be, have a material adverse effect on the Company or Parent, respectively.

SECTION 6. 4 Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in its articles of incorporation or by-laws (or comparable organizational instruments and agreements) and any existing indemnification agreements or arrangements of the Company shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of two (2) years after the Effective Time in any manner that would adversely affect the rights there under of such individuals for acts or omissions occurring at or prior to the Effective Time.

(b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company (the “Indemnified Parties”), is, or is threatened to be, made a party, or arising out of or pertaining to (i) the fact that he is or was a director, officer or current employee of the Company or its predecessor or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

(c) From and after the Effective Time, the Parent shall cause the Surviving Corporation to maintain in effect a directors’ and officers’ liability insurance policy covering acts or omissions occurring after the Effective Time.

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(d) Parent shall cause the Surviving Corporation or any successor thereto, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Section 6.4. The provisions of this Section 6.4 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other person named herein and his or her heirs and representatives.

SECTION 6. 5 Fees and Expenses. Whether or not the Merger is consummated, all reasonable costs, fees and expenses incurred in connection with the Merger, this Agreement (including all instruments and agreements prepared and delivered in connection herewith), and the transactions contemplated by this Agreement shall be paid one-half by the Parent and one-half by the Company.

SECTION 6. 6 Public Announcements. Parent and the Company shall consult with each other before issuing, and shall provide each other the opportunity to review, comment upon and concur with any press release or other public statements or announcements (including pursuant to Rule 165 under the Securities Act and Rule 14a-12 under the Exchange Act) and any broadly distributed internal communications with respect to the Merger, this Agreement and the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or announcement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system of a registered national securities association (provided prior notice is given to the other party with a copy of any such disclosure).

SECTION 6. 7 Board of Directors of Parent. At the Effective Time, Parent’s Board of Directors shall consist of five (5) directors, of which Marshall Diamond-Goldberg shall be appointed by Parent’s current directors. All such directors shall serve in accordance with Parent’s articles of incorporation and by-laws.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7. 1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals. The Company shall have obtained the consent of the requisite holders of each class of its capital stock to the Merger, this Agreement and the transactions contemplated hereby. Merger Sub shall have obtained the consent of the holders of its capital stock to the Merger, this Agreement and the transactions contemplated hereby.

(b) Governmental and Regulatory Approvals. Other than the filing of the Articles of Merger provided for under Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental Entity required by the Company, Parent or any of their subsidiaries under applicable law or regulation to consummate the Merger and the transactions contemplated by this Agreement, the failure of which to be obtained or made would result in a material adverse effect on Parent’s ability to conduct the business of the Company in substantially the same manner as presently conducted, shall have been obtained or made (all such approvals and the expiration of all such waiting periods, the “Requisite Regulatory Approvals”).

(c) No Injunctions or Restraints. No judgment, order, restraining order and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing or materially delaying the consummation of the Merger; provided, however, that each of the parties shall have used its best efforts to have such Restraint lifted, vacated or rescinded.

(d) Form S-4 Declared Effective. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

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SECTION 7. 2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties of the Company. The representations and warranties of the Company set forth herein and in the Company Disclosure Schedule shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date); provided that no representation or warranty of the Company shall be deemed untrue or incorrect for purposes of this Section 7.2(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or when aggregated with all other facts, events or circumstances inconsistent with any such representation or warranty of the Company, has had or would be expected to result in a material adverse effect on the Company, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty. Parent shall have received a certificate of the Company’s President to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed, in all material respects, all obligations required to be performed by it at or prior to the Closing Date under this Agreement. Parent shall have received a certificate of the Company’s President to the foregoing effect.

(c) Regulatory Condition. No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Merger that requires the Company to be operated in a manner that would have a material adverse effect on the Company or the Parent or on the consummation of this Agreement and the transactions contemplated hereby.

(d) No Company Material Adverse Effect. There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on the Company.

(e) Excessive Appraisal Rights. No more than five percent (5%) of the total issued and outstanding shares of the Company Common Stock have delivered written demands for appraisal in accordance with the CBCA.

SECTION 7. 3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth herein and in the Parent Disclosure Schedule shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date); provided that no representation or warranty of Parent shall be deemed untrue or incorrect for purposes of this Section 7.3 (a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or when aggregated with all other facts, events or circumstances inconsistent with any such representation or warranty of Parent, has had or would be expected to result in a material adverse effect on Parent, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty. The Company shall have received a certificate of Parent’s Chief Executive Officer to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement. The Company shall have received a certificate of Parent’s Chief Executive Officer to the foregoing effect.

(c) Regulatory Condition. No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Merger that requires Parent or any of its subsidiaries to be operated in a manner that would have a material adverse effect on Parent or Company or on the consummation of this Agreement or the transactions contemplated hereby.

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(d) No Parent Material Adverse Effect. There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on Parent.

SECTION 7. 4 Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its own reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.5. For purposes of this Agreement, notwithstanding anything contained herein to the contrary relating to the Closing under this Agreement, the closing of this Agreement shall be deemed to take place upon execution hereon. The Board of Directors of both the Company, and the Parent has approved, and do hereby ratify this Agreement, and the terms contained herein.

ARTICLE VIII

ACTIONS BY THE PARTIES AFTER THE CLOSING

SECTION 8. 1 Survival of Representations, Warranties, Etc. The representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder notwithstanding any investigation, analysis or evaluation by the Company or Parent, as the case may be, or the business, operations or condition (financial or otherwise) of the Company or Parent, as the case may be, and thereafter (i) the representations and warranties of the Company and Parent shall continue to survive in full force and effect for a period of two (2) calendar years after the Closing Date, provided, however that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 4.1, 4.3, 4.4 and 4.5 survive indefinitely and the representations and warranties in Section 3.8and 4.10 survive until the expiration of the all applicable statutes of limitation.

SECTION 8. 2 Indemnification.

(a) By the Company. The Company shall indemnify, defend and hold harmless Parent, and its officers, directors, employees, agents, successors and assigns (collectively the “Parent Group”) from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the “Damages”), incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement made by the Company in or pursuant to this Agreement.

(b) By Parent. Parent shall indemnify, reimburse, defend and hold harmless the Company its shareholders, officers, directors, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement made by Parent in or pursuant to this Agreement.

(c) Defense of Claims. If any Action is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Action, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Action and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party’s cost, risk and expense

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(unless (i) the indemnifying party has failed to assume the defense of such Action or (ii) the named parties to such Action include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party fails to assume the defense of such Action within fifteen (15) days after receipt of notice thereof pursuant to this Section 8.2, or (ii) the named parties to such Action include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such Action on behalf of and for the account and risk of the indemnifying party; provided, however, that such Action or Proceeding shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes defense of the Action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 8.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

Regardless of whether the indemnifying party or the indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise or settlement for any Action or Proceeding under this Section 8.2.

The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom. The indemnifying party shall pay all expenses due under this Section 8.2 as such expenses become due. In the event such expenses are not so paid, the indemnified party shall be entitled to settle any Action under this Section 8.2 without the consent of the indemnifying party and without waiving any rights the indemnified party may have against the indemnifying party.

(d) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9. 1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether or not the Company’s shareholders have approved the Agreement:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

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(i) if the Merger shall not have been consummated at or prior to 5:00 p.m., California time, on May 31, 2014 or such other time as the parties may agree to in writing, provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time and date;

(ii) if the Company’s shareholders have not consented to the Merger, this Agreement and the transactions contemplated hereby;

(iii) if any Restraint having any of the effects set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) (iii) shall have used its reasonable best efforts to prevent the entry of such Restraint and to have such Restraint vacated or removed; or

(iv) if any Governmental Entity that must grant a Requisite Regulatory Approval shall have denied the applicable Requisite Regulatory Approval and such denial shall have become final and nonappealable.

(c) by Parent, if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b), and (B) is either incapable of being cured by the Company or, if curable, is not cured within fifteen (15) days of receipt from Parent of written notice thereof; or

(d) by the Company, if Parent shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b), and (B) is either incapable of being cured by Parent or, if curable, is not cured within fifteen (15) days of receipt from the Company written notice thereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) of this Section 9.1 shall provide written notice of such termination to the other party in accordance with Section 8.2, specifying in reasonable detail the provision hereof pursuant to which such termination is affected.

SECTION 9. 2 Effect of Termination. If this Agreement is terminated by either the Company or Parent as provided in Section 9.1, this Agreement forthwith shall become void and have no effect, without any liability or obligation on the part of Parent or the Company. Section 6.2, this Section 9.2, Article VIII and Article X, and any other sections as provided elsewhere in this Agreement, shall survive such termination; provided, however, that nothing herein shall relieve any party from any liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) for any knowing or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in respect of fraud by any party.

SECTION 9. 3 Amendment. This Agreement may be amended by the parties at any time; provided, however, that after receipt of approval by the Company’s shareholders, there shall not be made any amendment that by law requires any further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties to be bound thereby.

SECTION 9. 4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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ARTICLE X

GENERAL PROVISIONS

SECTION 10.1 Notices All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

New Western Energy Corporation

1140 Spectrum

Irvine, CA 92618

Tel No.: (949) 435-0977

Fax No.: (949) 861-3123

Attention: Javan Khazali, Pres. & CEO

with a copy (which shall not constitute notice pursuant to this Section 10.1) to:

Barnett & Linn

23945 Calabasas Road, Suite 115

Calabasas, CA 91302

Tel. No.: (818) 436-6410

Fax No.: (818) 223-8303

Attention: William B. Barnett

(b) if to the Company, to:

Legend Oil and Gas, Ltd.

1218 Third Avenue, Suite 505

Seattle, WA 98101

Tel. No.: (206) 910-2687

Fax No.: (206) 299-3119

Attention: Marshall Diamond-Goldberg, Pres. & CEO

with a copy (which shall not constitute notice pursuant to this Section 10.1) to:

The Apex Law Group, LLP

1218 Third Avenue, Ste. 505

Seattle, WA 98101

Tel. No.: (206) 448-7000

Fax No.: (206) 299-3119

Attention: James Vandenberg

SECTION 10.2 Definitions.

For purposes of this Agreement:

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(a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b) "knowledge" means, (i) with respect to the Company, the actual knowledge after reasonable due inquiry, of the Company’s executive officers and (ii) with respect to Parent, the actual knowledge after reasonable due inquiry of Parent’s executive officers.

(c) "material adverse change" or "material adverse effect" means, when used in reference to the Company or Parent, any change, effect, event, circumstance, occurrence or state of facts that is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of such party and its subsidiaries, considered as an entirety; provided, however, that the following shall not be taken into account or given effect, either individually or in the aggregate, in determining whether there has occurred or there reasonably could be expected to occur, or whether there exists a change, effect, event, circumstance, occurrence or state of facts that is or which reasonably could be expected to be, a material adverse change or a material adverse effect: (i) any change, effect, event, circumstance, occurrence or state of facts relating to the United States economy or financial or securities markets in general, unless (A) constituting or arising from a banking moratorium or general suspension of trading for more than 10 consecutive trading days on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association or (B) involving a decline in the Dow Jones Industrial Average of more than 35% measured over any five (5) trading day period), (ii) any adverse change, effect, event, circumstance, occurrence or state of facts relating to the biotech industry to the extent not affecting the referent person to a disproportionately greater extent than other persons in industries in which the referent person competes are or could reasonably be expected to be affected, or (iii) any change, effect, event, circumstance, occurrence or state of facts directly relating to and arising out of the public announcement or performance of this Agreement and the transactions contemplated hereby.

(d) "person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect not less than a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 10.3 Interpretation. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation unless the word “only” follows the words “include,” “includes” or “including.” The words “hereof,” “hereon”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

SECTION 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any person other than the parties any rights or remedies.

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SECTION 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive and procedural laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law or choice of law of such State.

SECTION 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 10.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or State court located in Orange County, California in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or State court sitting in Orange County, California, except for any action in another jurisdiction to enforce any judgment previously obtained in any such Federal or State court sitting in Orange County, California. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any Federal or State court located in Orange County, California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 10.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NEW WESTERN ENERGY CORPORATION
By /s/ Javan Khazali Name: Javan Khazali Title: President & CEO

NEW WESTERN ENERGY MERGER CORP.
By /s/ Javan Khazali Name: Javan Khazali Title: President

LEGEND OIL and GAS, LTD.
By /s/ Marshall Diamond-Goldberg Name: Marshall Diamond-Goldberg Title: President & CEO

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